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                                                                   EXHIBIT 6(vi)

                             CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is entered into as of the 1st day of March, 1999 by and between Enviro-Clean of America, Inc., a Nevada corporation having its principal place of business at 211 Park Ave., Hicksville, NY 11801 (the "Company") and Steven Etra, an individual residing at Heather Hill, Brookville, NY 11545 (the "Consultant"):

         WHEREAS, the Company is a publicly traded company whose common stock, par value $.001 per share (the "Common Stock"), trades on the NASD OTC Bulletin Board under the symbol "EVCL"; and

         WHEREAS, the Company wishes to engage Consultant to assist the Company in conducting its public relations activities with the financial community and Consultant wishes to accept such engagement, all upon the terms and subject to the conditions contained in this Agreement;

         NOW, THEREFORE, the parties hereto, in consideration of the mutual consideration and promises contained herein and intending to be bound, hereby agree as follows:

         1. Appointment.

         The Company hereby appoints Consultant, and Consultant agrees to serve as, financial public relations consultant to the Company, all upon the terms, and subject to the conditions of this Agreement. Consultant's appointment shall be non-exclusive, but the Company undertakes promptly to notify Consultant of the appointment of any other financial relations consultant or the employment of any person as an employee of the Company to serve in a similar capacity and to promptly inform consultant of the duties to be undertaken by any such other consultant or employee.

         2. Term.

         The term of this Agreement shall begin on the date first set forth above and shall continue until the date that is one (1) year from the date of this Agreement unless earlier terminated by either party hereto pursuant to Paragraph 11, below. This Agreement shall automatically be renewed for successive periods of one (1) year unless either party gives written notice to the other of its intention not to renew this Agreement, which notice must be given at least sixty (60) days prior to the end of the initial term or any renewal term thereof.

         3. Duties of Consultant.

         Consultant shall assist senior management of the Company in communicating to existing and potential shareholders, market makers, analysts, stockbrokers, investment bankers, institutional investors and traders, the various new media and other members of the financial community. Consultant shall report to Richard Kandel, President of the Company and shall


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comply with all Company policies regarding dissemination of financial and related information to the investment community and to the public at large.

         4. Securities Laws, Rules and Regulations.

         The Company and Consultant hereby acknowledge that they are aware of their respective duties and obligations regarding the dissemination of information to the public under both Federal and State laws, rules and regulations. To ensure that these duties and obligations are met, the parties hereto agree that:

         (a) The Company shall provide Consultant with true, accurate and complete copies of all:

         (i) materials filed by the Company with the U.S. Securities and Exchange Commission (the "Commission"), with the securities regulatory authorities of any State or other jurisdiction and with NASDAQ or any stock exchange during the term of this Agreement;

         (ii) press releases disseminated by the Company;

         (iii) written communications by the Company with shareholders, analysts, market makers, stockbrokers, money managers, traders or other members of the financial community;

         (iv) product and service brochures and marketing or advertising materials prepared by or on behalf of the Company to promote its products and services;

         (v) news or trade publication articles regarding the Company, its management or its products and services; and

         (vi) a current list of the Company's shareholders, certified by its transfer agent in each case, whether such materials were prepared by or with the assistance of Consultant or not.

         (b) The Company hereby represents and warrants that any materials provided to Consultant pursuant to the terms of this Agreement will be true, accurate and complete and will not contain any misleading statements and will not fail to contain any statements necessary to ensure that the statements contained therein are not misleading. Any delivery of materials to Consultant hereunder shall constitute a separate ongoing representation and warranty by the Company to this effect. In the absence of notice to the contrary to Consultant pursuant to Paragraph 4(c), below, Consultant shall be entitled to continue to rely upon information provided to Consultant by the Company under this Agreement.

         (c) The Company will notify Consultant of any event or state of affairs that would (1) result in any issuance of securities of the Company, (2) involve incurrence of any material debt not in the ordinary course of business,
(3) otherwise result in any material change in the


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capitalization of the Company, (4) materially impair or encumber any substantial portion of its assets, (5) present a special disclosure or non-disclosure obligation with respect to any information or materials provided to Consultant hereunder (including, without limitation, information which is of a sensitive, non-public nature and may be deemed "inside information" or which the Company is under a duty not to disclose), (7) materially affect the business or prospects of the Company or (8) result in any information previously provided to Consultant being misleading or failing to contain information required to make the information contained therein not misleading.

         (d) The Company agrees to make available to Consultant at reasonable times during regular business hours the Company's counsel and any employee or outside consultant of the Company responsible for the Company's SEC, NASD and state Blue Sky compliance policies and procedures to advise Consultant in carrying out its duties under this Agreement. The Company acknowledges that Consultant will also be free to consult counsel of its own in determining its responsibilities under applicable laws, rules and regulations with regard to its duties under this Agreement and that Consultant shall be justified in acting, or declining to act, in reliance upon the advice of such counsel.

         (e) Consultant agrees that it will not disseminate any materials regarding the Company that (i) have not been provided to Consultant by the Company or (ii) if prepared by any person other than the Company, that have not been approved by management of the Company, nor will Consultant divulge or disseminate any such information to any party that the Company advises Consultant in writing should not receive such information.

         5. Representations and Warranties of the Company.

         The Company hereby represents and warrants to Consultant that the
Company:

         (a) is a corporation duly organized and validly existing under the laws of the State of Nevada;

         (b) has the power and authority, and that all necessary corporate action has been taken to empower the Company, to enter into this Agreement and to carry out its obligations hereunder.

         6. Compensation.

         As compensation to the Consultant for the services to be rendered under this Agreement, the Company agrees to pay to Consultant a monthly fee of Two Thousand Dollars ($2,000) throughout the term of this Agreement, which fee shall be paid on or before the tenth day of every calendar month for services rendered in the immediately preceding month; and

         The Company also agrees to reimburse Consultant for any out-of-pocket expenses incurred by Consultant in rendering the services contemplated under this Agreement.


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         7. Status as Independent Contractor.

         The parties intend and acknowledge that Consultant is acting as an independent contractor and not as an employee of the Company. Consultant shall have full discretion in determining the amount of time and activity to be devoted to rendering the services contemplated under this Agreement and the level of compensation to Consultant is not dependent upon any preordained time commitment or level of activity. The Company acknowledges that Consultant shall remain free to accept other consulting engagements of a like nature to the engagement under this Agreement. Consultant, however, hereby undertakes to notify the Company in writing of any engagement undertaken by Consultant that, in the view of Consultant, creates a conflict of interest with the Company's engagement of Consultant. The Company shall not be responsible for any withholding in respect of taxes or any other deductions in respect of the fees to be paid to Consultant and all such amounts shall be paid without any deduction or withholding. Nothing in this Agreement shall be construed to create any partnership, joint venture or similar arrangement between the Company and Consultant or to render either party responsible for any debts or liabilities of the other (except as specifically set forth in Paragraph 9, below).

         8. Confidentiality.

         (a) Consultant acknowledges that in connection with the services to be rendered under this Agreement, Consultant may be provided with confidential business information of the Company. Consultant agrees to keep any information or materials specifically designated in writing by a responsible officer of the Company as confidential (the "Confidential Information") in the strictest confidence and not to disclose or disseminate any such Confidential Information to any person, firm or other business entity except to those employees, consultants or other independent contractors of the Company or Consultant as shall be necessary or advisable for the carrying out of the purposes of this Agreement and who are under a similar obligation of confidentiality.

         (b) The Company acknowledges that Consultant will, in rendering the services to be rendered hereunder, be employing lists and other materials that are proprietary to Consultant. The Company acknowledges that any such materials that are specifically designated in writing to the Company to be proprietary to Consultant will remain the property of Consultant and the Company will treat such materials as confidential information of Consultant and will not disclose or disseminate any such confidential information to any person, firm or other business entity except to those employees, consultants or other independent contractors of the Company or Consultant as shall be necessary or advisable for the carrying out of the purposes of this Agreement and who are under a similar obligation of confidentiality.

         9. Indemnification.

         The Company shall indemnify Consultant for any loss, damage, expenses, claims or other liabilities (including, without limitation, attorneys' fees) resulting from a breach or alleged


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breach of any of the representations and warranties of the Company, or the failure of the Company to perform any of its obligations, contained in this Agreement.

         10. Termination.

         (a) This Agreement may be terminated at any time by either party upon sixty (60) days' prior written notice to the other.

         (b) Either party may terminate this Agreement immediately upon the occurrence of any of the following:

                  (i) the other party shall become party to any proceeding, whether voluntary or involuntary, seeking the dissolution, winding up or liquidation of the party or substantially all of its assets, or seeking the protection of any bankruptcy or insolvency laws, or seeking to have a trustee, receiver, conservator or like party appointed to take control over the party or substantially all of its assets, and such proceeding shall not be dismissed for a period of sixty (60) days; or

                  (ii) the non-payment by the other party of any amounts due hereunder, or any other material breach by such party of any of the terms of this Agreement, and such non-payment or other breach shall remain uncured for a period of sixty (60) days.

         (c) No termination pursuant to this Paragraph 10 shall relieve the Company for responsibility for any payments to be made in respect of all periods up to, and including, the date of termination or for the payment of any amounts pursuant to the indemnities contained in Paragraph 9, above.

         11. Amendments, Modifications, Waivers, Etc.

         No amendment or modification to this Agreement, nor any waiver of any term or provision hereof, shall be effective unless it shall be in a writing signed by the party against whom such amendment, modification or waiver shall be sought to be enforced. No waiver of any term or provision shall be construed as a waiver of any other term or condition of this Agreement, nor shall it be effective as to any other instance unless specifically stated in a writing conforming with the provisions of this Paragraph 11.

         12. Successors and Assigns.

         This Agreement shall be enforceable against any successors in interest, if any, to the Company and Consultant. Neither the Company nor Consultant shall assign any of their respective rights or obligations hereunder without the written consent of the other in each instance.


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         13. Notices.

         Any notices required or permitted to be given under this Agreement shall be effective upon receipt at the respective addresses (or if by e-mail or fax at the numbers set forth) in the recitals to this Agreement unless the address for notice to either party shall have been changed by a notice given in accordance with this Paragraph 13.

         14. Governing Law.

         This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York for contracts executed and to be performed wholly within such state, without regard for principals of conflicts of laws.

         IN WITNESS WHEREOF, the parties hereto have set their respective hands as of the date first above written.

ENVIRO-CLEAN OF AMERICA, INC.



By:  /s/ RICHARD KANDEL
    ------------------------------
         Richard Kandel
         President


     /s/ STEVEN ETRA
    ------------------------------
         Steven Etra


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